Exhibit 4.79(d)

Comet Ridge Project
Shareholder Deed of Security

Dated                                                                        9 June 2004

Slough Estates USA Inc. (“Slough USA”)

Tipperary Oil & Gas Corporation  (ARBN 102 958 734) (“TOGC”)

Tipperary Oil and Gas (Australia) Pty Limited (ABN 46 077 536 871) “TOGA”)

ANZ Fiduciary Services Pty Ltd (ABN 91 100 709 493) (“Security Trustee”)

Mallesons Stephen Jaques

Level 60

Governor Phillip Tower

1 Farrer Place

Sydney   NSW   2000

Australia

T +61 2 9296 2000

F +61 2 9296 3999

DX 113 Sydney

www.mallesons.com

Contents

Details

General terms

1	Consideration

2	Mortgage

2.1	Mortgage of Mortgaged Interest
2.2	Agreement to reassign
2.3	Mortgage
2.4	Mortgagor as trustee
2.5	Ensure no default
2.6	Joint and individual liability
2.7	Survival of obligations
2.8	Limited recourse
2.9	When the limit does not apply

3	Obligations to deposit documents and give notices

3.1	Documents relating to Mortgaged Documents
3.2	Mortgaged Documents
3.3	Obligations at signing of mortgage in respect of Mortgaged Shares
3.4	Obligations after signing of mortgage in respect of Mortgaged Shares

4	Restrictions on dealing with Secured Property

4.1	Restricted dealings with any of the Secured Property
4.2	Priority agreement

5	Payments, interest and currency conversion

5.1	When a Mortgagor must pay
5.2	Payments
5.3	Interest
5.4	Interest capitalised
5.5	Obligation not affected
5.6	Interest following judgment
5.7	Currency conversion

6	Income and voting

6.1	Before an Event of Default
6.2	After an Event of Default

7	Covenants in respect of Secured Property

7.1	General
7.2	Further assurances
7.3	Security Trustee may fill in blanks
7.4	Security Trustee may register

i

7.5	Notice to Security Trustee

8	Rights and powers of Security Trustee

8.1	Authority to deal
8.2	Right to rectify
8.3	No liability to account
8.4	Security Trustee may give up possession
8.5	No obligation on Security Trustee
8.6	Security Trustee may rely on third party certificates

9	Representations and warranties

9.1	General
9.2	Reliance

10	Default

10.1	Events of Default
10.2	Investigation of default
10.3	Security Trustee’s powers on default
10.4	Order of enforcement

11	Appointment of Receiver

11.1	Security Trustee may appoint
11.2	Removal
11.3	Appointment of new Receiver
11.4	Receiver is Mortgagor’s agent
11.5	Remuneration
11.6	Two or more Receivers
11.7	Exercise of powers

12	Powers of Receiver

13	Disposal of the Secured Property is final

14	Exclusion of statutory notices

14.1	No requirement to give notice

15	Costs, charges, expenses and indemnities

15.1	Costs
15.2	Scope of costs
15.3	Indemnity
15.4	Payment of third party losses
15.5	Currency indemnity
15.6	Acts to be done at Mortgagor ‘s cost
15.7	Exclusion

16	Application of money

16.1	Application
16.2	Order of Payment

16.3	Amount to be credited
16.4	Contingent payments

17	Preservation of Security Trustee’s rights

17.1	Rights and liabilities not affected
17.2	No merger with Mortgagor’s undertaking
17.3	Other Encumbrances or judgments
17.4	Current obligations
17.5	Collateral Security not affected
17.6	Security Trustee may retain documents
17.7	No requirement to resort to other Encumbrances
17.8	No obligation to inquire
17.9	Title not affected by notice
17.10	Liability not affected
17.11	Claims that payments are void

18	Power of attorney

18.1	Appointment
18.2	Scope of power
18.3	Ratification

19	Priority amount

20	Notices

20.1	Form of notice
20.2	Delivery
20.3	When effective
20.4	Deemed receipt

21	Encumbrances and assignment

22	Miscellaneous

22.1	Prompt performance
22.2	Consent
22.3	Certificate
22.4	Exercise of rights
22.5	Waiver and variation
22.6	Supervening legislation
22.7	Approvals and consent
22.8	Set off
22.9	Remedies cumulative
22.10	No liability for loss
22.11	Conflict of interest
22.12	Security Trustee or Receiver in possession
22.13	Continuing security
22.14	Indemnities
22.15	Inconsistent law
22.16	Superannuation legislation

22.17	Time of the essence
22.18	Confidentiality
22.19	Each signatory bound
22.20	Receipts

23	Governing law, jurisdiction and service of process

23.1	Governing law, jurisdiction
23.2	Service of process
23.3	Appointment of Process Agent

24	Counterparts

25	Interpretation

25.1	Definitions
25.2	Interpretation
25.3	Headings
25.4	Cross-referred definitions
25.5	Payment of all the Secured Money
25.6	Capacity of Security Trustee

Schedule 1 - (Clause 3.2) Notice of Assignment - Mortgaged Document or agreement

Schedule 2 - (Clause 26.1) Definition of Security Notice

Schedule 3 - Deeds of Assignment

Signing page

Comet Ridge Project
Shareholder Deed of Security

Details

Interpretation – definitions are at the end of the General terms

Parties	Mortgagors and Security Trustee

Slough USA	Name	Slough Estates USA Inc.

	Incorporated in	Delaware

	Address	444 North Michigan Avenue, Suite 3230, Chicago, Illinois 60611

	Telephone	+1 312 755 0700

	Fax	+1 312 755 0717

	Attention	Marshall D Lees

TOGC	Name	Tipperary Oil & Gas Corporation

	ABN	18 595 169 951

	Address	633 17th Street, Suite 1550, Denver, Colorado 80202

	Telephone	+1 303 293 9379

	Fax	+1 303 292 3428

	Attention	David L Bradshaw

TOGA	Name	Tipperary Oil & Gas (Australia) Pty Limited

	ABN	46 077 536 871

	Incorporated in	Commonwealth of Australia

	Address	Level 20, 307 Queen Street, Brisbane, Queensland

	Telephone	+61 7 3229 5774

	Fax	+61 7 3229 5772

	Attention	Richard A Barber

Security Trustee	Name	ANZ Fiduciary Services Pty Ltd

	ABN	ABN 91 100 709 493

	Address	Level 17, 530 Collins Street, Melbourne Victoria

	Telephone	+61 3 9273 2604

	Fax	+61 3 9273 3670

	Attention	Security Trustee - Tipperary Project

Governing law	Queensland

Date of deed	See Signing page

General terms

1                                          Consideration

Each Mortgagor acknowledges giving this mortgage and incurring obligations and giving rights under this mortgage for valuable consideration received from the Security Trustee and the Security Beneficiaries.

2                                          Mortgage

2.1                                Mortgage of Mortgaged Interest

Subject to clause 2.2 (“Agreement to reassign”), each Mortgagor assigns all of the Mortgaged Interests of that Mortgagor to the Security Trustee by way of legal mortgage as security for payment of the Secured Money.

2.2                                Agreement to reassign

The Security Trustee agrees to reassign all of the Mortgaged Interests of a Mortgagor to that Mortgagor at the request of that Mortgagor on payment of all of the Secured Money including Secured Money falling within paragraph (d) of the definition of Secured Money.

2.3                                Mortgage

Each Mortgagor:

(a)                                   mortgages to the Security Trustee all of the Present Shares of that Mortgagor by way of equitable mortgage; and

(b)                                  mortgages to the Security Trustee all of the New Rights of that Mortgagor existing at the date of this mortgage by way of equitable mortgage; and

(c)                                   agrees to mortgage to the Security Trustee, when acquired by the Mortgagor, all of the Future Shares of that Mortgagor; and

(d)                                  agrees to mortgage to the Security Trustee, when acquired by the Mortgagor, all of the New Rights of that Mortgagor which arise after the date of this mortgage,

as security for payment of the Secured Money.

2.4                                Mortgagor as trustee

Each Mortgagor assigns the Secured Property of that Mortgagor by way of legal mortgage and mortgages the Secured Property of that Mortgagor, as applicable, as beneficial owner unless a Mortgagor is a trustee or holds any property on trust (whether express, constructive, by operation of law or otherwise).  In that case, that Mortgagor assigns by way of legal mortgage and mortgages, as applicable:

(a)                                   the Secured Property comprising the trust fund of the trust or which it holds on trust (whether express, implied, constructive, by operation of law or otherwise) as trustee; and

(b)                                  the balance of the Secured Property as beneficial owner.

2.5                                Ensure no default

Each Mortgagor agrees to ensure that there is no Event of Default or Potential Event of Default.

2.6                                Joint and individual liability

Each Mortgagor is liable for all the obligations under this mortgage both individually and jointly with any one or more other persons named in this mortgage as Mortgagor.

2.7                                Survival of obligations

Each Mortgagor’s obligations under this mortgage continue even if the Security Trustee releases the Secured Property from this mortgage.

2.8                                Limited recourse

For the purposes of this clause 2.8, references in it to Mortgagor do not include TOGA (as the Security Trustee’s recourse to TOGA is not intended to be limited in any way).

A Mortgagor’s liability to pay any amount under this mortgage may be discharged from, and the recourse of the Security Trustee in respect of that liability is limited to, only the Secured Property of that Mortgagor.

This applies despite anything else in this mortgage but subject to the rest of this clause 2.8 and clause 2.9 (“When the limit does not apply”).

The Security Trustee may:

(a)                                   do anything necessary to enforce its rights in connection with the Secured Property; and

(b)                                  take proceedings to obtain:

(i)                                      an injunction or other order to restrain any breach of the Finance Documents by a Mortgagor; or

(ii)                                   declaratory relief or other similar judgment or order as to the obligations of a Mortgagor under the Finance Documents.

However, the Security Trustee may not seek to recover any shortfall in the amounts owing to it by a Mortgagor under this mortgage by bringing proceedings against that Mortgagor or applying to have it wound up.

2.9                                When the limit does not apply

For the purposes of this clause 2.9, references in it to Mortgagor do not include TOGA (as the Security Trustee’s recourse to TOGA is not limited in any way).

The Security Trustee may take action against a Mortgagor personally for all amounts payable by it under this mortgage in the event of:

(a)                                   the Mortgagor’s fraud, gross negligence or wilful misconduct in connection with the Finance Documents; or

(b)                                  a representation or warranty by or on behalf of the Mortgagor under the Finance Documents being found to have been incorrect or misleading when made or taken to be made; or

(c)                                   the Mortgagor’s failure to comply with its obligations (other than an obligation to pay money) under the Finance Documents.

3                                          Obligations to deposit documents and give notices

3.1                                Documents relating to Mortgaged Documents

Each Mortgagor agrees to deposit with the Security Trustee or its nominee immediately or as soon as the Mortgagor receives them all documents comprising each Mortgaged Document.

3.2                                Mortgaged Documents

Each Mortgagor must:

(a)                                   at the request of the Security Trustee, procure the Third Party to any document, obligation or arrangement which the Security Trustee determines is material, to enter into a tripartite agreement with the Security Trustee and the Mortgagor on such terms as the Security Trustee reasonably requires;  and

(b)                                  upon the reasonable request of the Security Trustee in respect any Mortgaged Documents or any agreement (written or otherwise) which constitutes, evidences or is connected with a Mortgaged Interest entered into or which arises after the date of this deed, give notice to each Third Party of this mortgage over and in respect of the Mortgaged Document or that agreement, such notice to be in substantially the form of schedule 1 (or such other form as reasonably required by the Security Trustee); and

(c)                                   agrees to procure that the Third Party delivers as soon as practicable to the Security Trustee a copy of that notice with the endorsement signed on behalf of the Third Party; and

(d)                                  paragraph (a) does not limit paragraph (b) and vice versa.

3.3                                Obligations at signing of mortgage in respect of Mortgaged Shares

Each Mortgagor agrees to deposit with the Security Trustee or its nominee at the time of the Mortgagor’s execution of this mortgage:

(a)                                   the Certificates in respect of the Present Shares of that Mortgagor; and

(b)                                  the number of Transfers specified by the Security Trustee of the Present Shares of that Mortgagor with the name of the transferee and the consideration and date left blank.

3.4                                Obligations after signing of mortgage in respect of Mortgaged Shares

Each Mortgagor agrees to:

(a)                                   if the Security Trustee asks, immediately give to any Issuer, broker, share register or other person reasonably specified by the Security Trustee, an irrevocable direction (in a form approved by the Security Trustee) to deliver to the Security Trustee or its nominee any Certificates held or issued by that person in respect of the Mortgaged Shares of that Mortgagor.  Each Mortgagor agrees to give to the Security Trustee a copy of the direction, immediately after giving it; and

(b)                                  deposit with the Security Trustee or its nominee the following in respect of Future Shares immediately after the Mortgagor acquires Future Shares:

(i)                                      a Security Notice; and

(ii)                                   the Certificates (if any) in respect of the Future Shares; and

(iii)                                the number of Transfers specified by the Security Trustee with the name of the transferee and the consideration and date left blank; and

(c)                                   immediately deposit with the Security Trustee or its nominee agreements, documents or evidence which the Security Trustee requires in respect of any Future Shares or any New Rights.

4                                          Restrictions on dealing with Secured Property

4.1                                Restricted dealings with any of the Secured Property

Without the consent of the Security Trustee, a Mortgagor may not, and may not agree, purport, attempt or take any step, to do any of the following except to the extent expressly permitted by the Project Facilities Agreement (provided it is not otherwise prohibited by the Project Facilities Agreement and will not otherwise give rise to a breach of the Project Facilities Agreement, a Potential Event of Default or an Event of Default):

(a)                                   sell or dispose of the Secured Property; or

(b)                                  part with possession of the Secured Property; or

(c)                                   allow a set-off or combination of accounts; or

(d)                                  cause or permit a Mortgaged Document to be varied, repudiated, rescinded or terminated or rendered void, voidable or unenforceable; or

(e)                                   abandon, settle, compromise or discontinue or become nonsuited in respect of proceedings against any person (other than the Security Trustee) in connection with the Secured Property (including a Third Party); or

(f)                                     create or allow to exist another Encumbrance in connection with the Secured Property; or

(g)                                  waive any of its rights or release any person from their obligations in connection with the Secured Property; or

(h)                                  take any action which will operate to convert a Certificated Share into an Uncertificated Share; or

(i)                                      deal in any other way with the Secured Property, this mortgage or any interest in them, or allow any interest in them to arise or be varied.

4.2                                Priority agreement

If a Mortgagor creates or allows to exist an Encumbrance other than a Permitted Encumbrance over the Secured Property or agrees, proposes to or takes any steps to do so without the consent of the Security Trustee, then, despite anything contained in this mortgage, any Collateral Security or any Transaction Document:

(a)                                   the Mortgagor must immediately procure that; and

(b)                                  the Security Trustee and the Secured Beneficiaries need not provide any further accommodation under the Finance Documents until the Mortgagor procures that,

a priority agreement is entered into between the persons and in a form acceptable to the Security Trustee.  The Security Trustee’s and Security Beneficiaries’ other rights which arise if a Mortgagor so creates or allows to exist an Encumbrance are not affected by this clause.

5                                          Payments, interest and currency conversion

5.1                                When a Mortgagor must pay

Each Mortgagor agrees to pay the Secured Money in accordance with the terms of any agreement in writing to do so between it and the Security Trustee.  However, if either:

(a)                                   there is no such agreement; or

(b)                                  an Event of Default has occurred,

each Mortgagor agrees to pay the Security Trustee on demand that part of the Secured Money specified in the demand.

5.2                                Payments

Each Mortgagor agrees to make payments under this mortgage:

(a)                                   in full without set-off or counterclaim, and without deduction in respect of Taxes unless prohibited by law; and

(b)                                  if the payment relates to the Secured Money, in the currency in which the payment is due, and otherwise in Australian dollars in immediately available funds.

5.3                                Interest

If a Mortgagor need not otherwise pay interest on the Secured Money, then that Mortgagor agrees to pay interest on the Secured Money from when it becomes due for payment, during the period that it remains unpaid, on demand or at times determined by the Security Trustee, calculated on daily balances.  The rate to be applied to each daily balance of the Secured Money is 4% per annum above the 60 day Bank Bill Swap Reference Rate last published on or before that day in the Australian Financial Review (or if no such rate is published, another rate set by the Security Trustee in good faith).

5.4                                Interest capitalised

Interest payable under clause 5.3 (“Interest”) which is not paid when due for payment may be capitalised by the Security Trustee at intervals which the Security Trustee determines from time to time or if no determination is made, then on the first day of each month.  Interest is payable on capitalised interest at the rate and in the manner referred to in clause 5.3 (“Interest”).

5.5                                Obligation not affected

A Mortgagor’s obligation to pay the Secured Money on the date it becomes due for payment is not affected by clauses 5.3 (“Interest”) and 5.4 (“Interest capitalised”).

5.6                                Interest following judgment

If a liability of a Mortgagor under this mortgage becomes merged in a judgment or order, then the Mortgagors agree to pay interest to the Security Trustee on the amount of that liability as an independent obligation.  This interest accrues from the date the liability becomes due for payment both before and after the judgment or order until it is paid, at a rate that is the higher of the rate payable under the judgment or order and the rate referred to in clause 5.3 (“Interest”).

5.7                                Currency conversion

Each Mortgagor waives any right it has in any jurisdiction to pay an amount other than in the currency in which it is due.  However, if the Security Trustee receives payment in a currency other than that in which it is due:

(a)                                   the Security Trustee may convert the amount received into the due currency on the day and at such rates (including spot rate, same day value rate or value tomorrow rate) as the Security Trustee reasonably considers appropriate.  It may deduct its usual Costs in connection with the conversion; and

(b)                                  a Mortgagor satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency purchased after deducting the Costs of conversion.

Each Mortgagor acknowledges that it may be necessary for the Security Trustee to convert amounts received through a currency other than the due currency.

6                                          Income and voting

6.1                                Before an Event of Default

Subject at all times to the Subordination Deed, until an Event of Default occurs or any of the Secured Property is registered in the Security Trustee’s name:

(a)                                   a Mortgagor is entitled to retain all income in respect of its Secured Property which it receives under and in accordance with the Project Facility Agreement and the Subordination Deed; and

(b)                                  in respect of the Mortgaged Shares:

(i)                                      each Mortgagor may exercise any voting power in respect of its Mortgaged Shares as it sees fit; and

(ii)                                   the Security Trustee may not exercise any voting power in respect of the Mortgaged Shares without the relevant Mortgagor’s consent.

6.2                                After an Event of Default

If an Event of Default occurs or any of the Secured Property is registered in the Security Trustee’s name, then all rights of each Mortgagor under clause 6.1 (“Before an Event of Default”) immediately cease and:

(a)                                   each Mortgagor agrees to procure that all income in respect of the Secured Property is paid directly to the Security Trustee;

(b)                                  the Security Trustee is entitled to exercise the rights referred to in clauses 6.1(b)(i); and

(c)                                   the Security Trustee may exercise any rights to take up further Shares in an Issuer.

7                                          Covenants in respect of Secured Property

7.1                                General

Each Mortgagor agrees to comply with all of its obligations under the Finance Documents in accordance with their terms.

7.2                                Further assurances

Each Mortgagor agrees at its own expense to:

(a)                                   execute in favour of the Security Trustee, or as the Security Trustee directs, and in form stipulated by the Security Trustee, further documents, including Encumbrances and blank transfers; and

(b)                                  do any other things the Security Trustee stipulates (such as obtaining consents, signing and producing documents, producing receipts and getting documents completed and signed), in order to:

(i)                                      provide more effective security to the Security Trustee and each Security Beneficiary over the Secured Property for the payment of the Secured Money; or

(ii)                                   enable the Security Trustee and each Security Beneficiary to exercise its rights in connection with the Secured Property; or

(iii)                                enable the Security Trustee to register this mortgage with the priority required by the Security Trustee; or

(iv)                               enable the Security Trustee to obtain the consent to the mortgage of any Third Party or of any other person; or

(v)                                  facilitate the realisation of any of the Secured Property; or

(vi)                               enable the Security Trustee to register the power of attorney in clause 18 (“Power of attorney”) or a similar power; or

(vii)                            show whether a Mortgagor is complying with this mortgage.

7.3                                Security Trustee may fill in blanks

The Security Trustee or an Authorised Officer of the Security Trustee may fill in any blanks in this deed and complete in favour of the Security Trustee or anyone purchasing under the powers given by this deed any instrument executed by or on behalf of a Mortgagor in blank and deposited with the Security Trustee in connection with this deed or a document connected with it (such as Corporations Act forms or transfers for the Secured Property).

7.4                                Security Trustee may register

The Security Trustee may register this mortgage at each Mortgagor’s expense on any appropriate register and each Mortgagor agrees to obtain all requisite consents under any Encumbrance over property of a Mortgagor created prior to this mortgage.  Each Mortgagor agrees to procure execution of all documents required by the Security Trustee which are necessary to register this mortgage.

7.5                                Notice to Security Trustee

Each Mortgagor must immediately notify the Security Trustee if that Mortgagor becomes registered to carry on business in Australia under division 2 part 5B.2 of the Corporations Act and agrees to do everything necessary to assist the Security Trustee in registering this mortgage on any appropriate register in Australia or anywhere else in the world.

8                                          Rights and powers of Security Trustee

8.1                                Authority to deal

The Security Trustee may assign or otherwise deal with its rights under this mortgage in any way it considers appropriate.  If the Security Trustee does this, a Mortgagor may not claim against any assignee (or any other person who has an interest in this mortgage) any right of set-off or other rights that Mortgagor has against the Security Trustee.

8.2                                Right to rectify

The Security Trustee may do anything which should have been done by a Mortgagor under this mortgage or the Transaction Documents but which has not been done or which the Security Trustee considers has not been done properly.  If the Security Trustee does so, each Mortgagor agrees to pay the Security Trustee’s Costs on demand.

8.3                                No liability to account

If either the Security Trustee or a Receiver exercises its rights under this mortgage, exercises its rights conferred by law or takes possession of the Secured Property, then neither of them is liable to account as Security Trustee in possession.

8.4                                Security Trustee may give up possession

The Security Trustee may give up possession of the Secured Property at any time.

8.5                                No obligation on Security Trustee

The Security Trustee need not:

(a)                                   do anything to obtain payment of any dividend or other income in respect of the Secured Property; or

(b)                                  exercise rights in respect of the Secured Property; or

(c)                                   sell the Secured Property; or

(d)                                  in respect of the Mortgaged Shares, vote at any meeting of shareholders of an Issuer,

even if it has reason to believe that the value of the Secured Property may fall.  The Security Trustee is not responsible for loss as a result of such a failure to act or delay in so acting.

8.6                                Security Trustee may rely on third party certificates

The Security Trustee may rely on a certificate from any other person with an Encumbrance in connection with the Secured Property as to the amount that is owed to that other person.

9                                          Representations and warranties

9.1                                General

Each Mortgagor gives and repeats the representations and warranties in the Finance Documents, to the Security Trustee, at the same time as it gives or repeats them in the Finance Documents.

9.2                                Reliance

Each Mortgagor acknowledges that the Security Trustee and the Security Beneficiaries have entered or are entering into the Finance Documents in reliance on the representations and warranties in this clause 9.

10                                   Default

10.1                         Events of Default

It is an Event of Default if an “event of default” as defined in the Project Facilities Agreement or another Finance Document occurs.

10.2                         Investigation of default

If the Security Trustee reasonably believes there is or may be an Event of Default, the Security Trustee may appoint a person to investigate this.  Each Mortgagor agrees to co-operate with the person and comply with every reasonable request they make.  The Mortgagors agree to pay the Security Trustee all Costs in connection with the investigation, including legal costs and expenses on a full indemnity basis or solicitor and own client basis, whichever is the higher.

10.3                         Security Trustee’s powers on default

After an Event of Default occurs, the Security Trustee may do one or more of the following in addition to anything else the law or other provisions of this mortgage allows the Security Trustee to do as Security Trustee:

(a)                                   sue one or more of the Mortgagors for the Secured Money; and

(b)                                  appoint one or more Receivers; and

(c)                                   do anything that a Receiver could do under clause 12 (“Powers of Receiver”).

10.4                         Order of enforcement

The Security Trustee may enforce this mortgage before it enforces other rights or remedies:

(a)                                   against any other person; or

(b)                                  under another document, such as another Encumbrance.

If the Security Trustee has more than one Encumbrance, it may enforce them in any order it chooses.

11                                   Appointment of Receiver

11.1                         Security Trustee may appoint

In addition to its powers under clause 10.3 (“Security Trustee’s power on default”), the Security Trustee may appoint one or more Receivers to all or any part of the Secured Property (or its income) of a Mortgagor or the Mortgagors:

(a)                                   at any time after an Event of Default has occurred; or

(b)                                  after receiving a request to do so by the directors of a Mortgagor.

11.2                         Removal

The Security Trustee may remove a Receiver.

11.3                         Appointment of new Receiver

If a Receiver is removed, retires or dies, then the Security Trustee may appoint a new Receiver.  The Security Trustee may also appoint new or additional Receivers.

11.4                         Receiver is Mortgagor’s agent

A Receiver is the agent of the relevant Mortgagor in respect of the Secured Property of which the Receiver has been appointed unless the Security Trustee notifies that Mortgagor that the Receiver is to act as the agent of the Security Trustee.  A Mortgagor is solely responsible for anything done or not done by the Receiver, and for the Receiver’s remuneration and Costs.

11.5                         Remuneration

The Security Trustee may fix the remuneration of a Receiver at an amount or rate of commission agreed between the Security Trustee and the Receiver or, in the absence of agreement, at an amount or rate determined by the Security Trustee.

11.6                         Two or more Receivers

If two or more persons are appointed as Receiver to the same part of the Secured Property, then the Security Trustee may provide that their rights, powers and remedies vest in them jointly and severally, or jointly.

11.7                         Exercise of powers

The power to appoint a receiver or receiver and manager under this mortgage may be exercised whether or not a Receiver has already been appointed over part of it.

12                                   Powers of Receiver

In addition to powers conferred by other provisions of this mortgage, by statute or by the terms of appointment, the Receiver may do one or more of the following unless they are specifically excluded by the terms of appointment at the time, in the manner and on terms (in addition to any terms expressly specified below) which the Receiver thinks fit (and the Security Trustee may vary these powers at any time by notice given to the relevant Mortgagor and the Receiver):

(a)                                   do everything necessary to obtain registration of the Secured Property in the Security Trustee’s name or in the name of any nominee of the Security Trustee and to enable the Security Trustee or any nominee of the Security Trustee to receive any New Rights in respect of the Secured Property;

(b)                                  take or give up possession of, have access to and make use of the Secured Property as often as the Receiver deems expedient;

(c)                                   receive income and profits derived from the Secured Property;

(d)                                  exercise the rights, powers and remedies of each Mortgagor over, in connection with or comprising part of the Secured Property;

(e)                                   manage the Secured Property;

(f)                                     carry on any business or pursuit within the powers of a Mortgagor and perform any obligation of that Mortgagor in respect of the Secured Property;

(g)                                  subject to obligations imposed by law, sell or agree to sell the Secured Property on any terms, including the following:

(i)                                      the sale may take place whether or not the Receiver has taken possession of the Secured Property;

(ii)                                   the sale may be by public auction, private treaty or by tender;

(iii)                                the sale may be in one lot or in parcels, and with or without special provisions about title, or time, or mode of payment of purchase money, or otherwise;

(iv)                               allow the purchase money to remain secured by a mortgage or charge of the property sold, or secured by other security, or without security, and on any other terms, without being responsible for any resultant loss;

(v)                                  enter into, rescind or vary a contract for sale, and resell without being responsible for loss, and execute assurances of that Secured Property in the name and on behalf of a Mortgagor or otherwise;

(vi)                               do anything to complete any sale which the Receiver considers desirable, and set aside from the proceeds of sale the amount which the Receiver considers desirable to meet future claims until the possibility of claims being made is ended;

(h)                                  obtain the benefit of any agreement entered into by a Mortgagor (including by specific performance), whether or not the agreement is entered into in the exercise of the rights, powers and remedies conferred by this mortgage;

(i)                                      institute, conduct, defend, submit to arbitration, settle, compromise or defer in the name of a Mortgagor or otherwise on any terms, any proceeding, claim, question or dispute in connection with the Secured Property or this mortgage and execute releases or other discharges in connection with them;

(j)                                      delegate the Receiver’s powers including this power of delegation to any person for any period;

(k)                                   subject to obligations imposed by law, give a person an option to purchase the Secured Property on any terms;

(l)                                      surrender or transfer the Secured Property to any person;

(m)                                do anything which should have been done by a Mortgagor under this mortgage or the Transaction Documents but which has not been done or which the Receiver considers has not been done properly;

(n)                                  borrow or raise from the Security Trustee or from another person, in the name and on behalf of a Mortgagor or otherwise, money required from time to time for any of the purposes mentioned in this clause 12 and do any ancillary act (including draw, accept or endorse bills of exchange).  Any person (including a Security Beneficiary) providing accommodation to the Receiver need not enquire about the necessity or propriety of a borrowing or raising and is not responsible for the misapplication or non-application of money borrowed or raised;

(o)                                  secure money borrowed or raised by Encumbrance over the Secured Property so that the Encumbrance ranks in priority to, equally with, or after this mortgage;

(p)                                  employ or engage persons (including employees of the Receiver and consultants and professional advisers) in connection with the powers conferred on the Receiver by this clause 12;

(q)                                  do or cause to be done anything to protect the priority of this mortgage, to protect a Mortgagor’s or the Security Trustee’s estate or interest in the Secured Property, to enforce this mortgage, to recover the Secured Money or to protect or enhance the Secured Property;

(r)                                     expend money or incur liabilities in exercising the powers conferred on the Receiver by this clause 12;

(s)                                   obtain registration of the Secured Property in the Security Trustee’s or its nominee’s name;

(t)                                     do everything necessary to enable the Security Trustee or its nominee to receive any New Rights;

(u)                                  accept the surrender of any rights by a Third Party to a Mortgaged Document and compromise with or make concessions to Third Parties, or agree to do any of these things for any period and on any terms; and

(v)                                  carry on any business or pursuit in connection with the Secured Property and perform any obligations of a Mortgagor in respect of any Secured Property; and

(w)                                do anything else the law allows an owner or a Receiver of the Secured Property to do, including selling it.

13                                   Disposal of the Secured Property is final

Each Mortgagor agrees that if the Security Trustee or a Receiver sells or otherwise disposes of the Secured Property:

(a)                                   the Mortgagor will not challenge the acquirer’s right to acquire the Secured Property (including on the ground that the Security Trustee or the Receiver was not entitled to dispose of the Secured Property or that the Mortgagor did not receive notice of the intended disposal) and the Mortgagor will not seek to reclaim that property; and

(b)                                  the person who acquires the Secured Property need not check whether the Security Trustee or the Receiver has the right to dispose of the Secured Property or whether the Security Trustee or the Receiver exercises that right properly.

14                                   Exclusion of statutory notices

14.1                         No requirement to give notice

The Security Trustee or a Receiver need not give notice or a demand to a Mortgagor or allow time to elapse before exercising a right, power or remedy under this mortgage or conferred by law, unless notice or demand or a lapse of time is required by the terms of this mortgage or by a law which cannot be excluded.  If the law requires that a period of notice must be given or a lapse of time must occur or be permitted before a right, power or remedy under this mortgage or conferred by law may be exercised, then:

(a)                                   when a period of notice or lapse of time is mandatory, that period of notice must be given or that lapse of time must occur or be permitted by the Security Trustee or a Receiver; or

(b)                                  when the law provides that a period of notice or lapse of time may be stipulated or fixed by this mortgage, one day is stipulated and fixed as that period of notice or lapse of time and, without limitation, where applicable, one day is stipulated and fixed as the period of notice or lapse of time during which:

(i)                                      default must continue before a notice is given or requirement otherwise made for payment of the Secured Money or the observance of obligations under this mortgage; and

(ii)                                   a notice or requirement for payment of the Secured Money or the observance of obligations under this mortgage must remain not complied with before the Security Trustee’s or a Receiver’s rights, powers or remedies may be exercised.

15                                   Costs, charges, expenses and indemnities

15.1                         Costs

Each Mortgagor agrees to pay or reimburse the Security Trustee on demand for:

(a)                                   the reasonable Costs of the Security Trustee and the Security Beneficiaries in connection with:

(i)                                      the negotiation, preparation, execution, registration, completion and perfection of, and payment of Taxes on, this mortgage; and

(ii)                                   the general on-going administration of this mortgage (including giving and considering consents, waivers, variations, discharges and releases and producing title documents); and

(b)                                  the Security Trustee’s, the Security Beneficiaries’ and any Receiver’s Costs in otherwise acting in connection with this mortgage, such as enforcing or preserving rights (or considering doing so), or doing anything in connection with any enquiry by an authority involving a Mortgagor or any of its Related Entities; and

(c)                                   the Taxes and fees (including registration fees) and fines and penalties in respect of fees, which may be payable or that the Security Trustee reasonably believes are payable in connection with this mortgage or a payment or receipt or any other transaction contemplated by this mortgage, including in each case, legal costs and expenses on a full indemnity basis or solicitor and own client basis, whichever is the higher and the reimbursement of the costs of the employees of the Security Trustee for time in attendance.

15.2                         Scope of costs

Each Mortgagor agrees that the Costs referred to in clauses 15.1(a) and 15.1(b) include, those paid, or that the Security Trustee reasonably believes are payable, to:

(a)                                   any independent consultant or other person appointed to evaluate any matter of concern;

(b)                                  any agent of the Security Trustee or a Security Beneficiary, any Receiver or other controller (as defined in the Corporations Act) or any attorney appointed under this mortgage; and

(c)                                   in the case of the Security Trustee and the Security Beneficiaries, their administration costs in connection with any event referred to in clauses 15.1(a) and 15.1(b).

15.3                         Indemnity

Each Mortgagor indemnifies the Security Trustee and each Security Beneficiary against any liability or loss arising from, and any Costs incurred in connection with:

(a)                                   the payment, omission to make payment or delay in making payment by it of an amount referred to in clause 15.1 (“Costs”); or

(b)                                  an Event of Default; or

(c)                                   any person exercising, or attempting to exercise, a right or remedy in connection with this mortgage; or

(d)                                  any indemnity the Security Trustee gives a controller (as defined in the Corporations Act) or administrator of a Mortgagor; or

(e)                                   the Secured Property or this deed (including actions, proceedings, costs, claims and demands in connection with the Secured Property or this mortgage),

including in each case, legal costs and expenses on a full indemnity basis or solicitor and own client basis, whichever is the higher.

Each Mortgagor agrees to pay amounts due under this indemnity on demand from the Security Trustee.

15.4                         Payment of third party losses

Each Mortgagor agrees to pay the Security Trustee on demand an amount equal to any liability or loss and any Costs of the kind referred to in clause 15.3 (“Indemnity”) suffered or incurred by:

(a)                                   any Receiver or an attorney appointed under this mortgage; or

(b)                                  any of the Security Trustee’s employees, officers, agents, or contractors; or

(c)                                   any purchaser of the Secured Property,

including in each case, legal costs and expenses on a full indemnity basis or solicitor and own client basis, whichever is higher.

15.5                         Currency indemnity

If a judgment, order or proof of debt in connection with the Secured Money is expressed in a currency other than the currency in which the Secured Money is due, then each Mortgagor indemnifies the Security Trustee and each Security Beneficiary against:

(a)                                   any difference arising from converting the other currency if the rate of exchange used by the Security Trustee under clause 5.7 (“Currency Conversion”) for converting the other currency into the due currency when the Security Trustee receives a payment in the other currency is less favourable to the Security Trustee than the rate of exchange used for the purpose of the judgment, order or acceptance of proof of debt; and

(b)                                  the Costs of conversion.

Each Mortgagor agrees to pay amounts under this indemnity on demand from the Security Trustee.

15.6                         Acts to be done at Mortgagor ‘s cost

Anything which a Mortgagor is required to do under this mortgage must be done at that Mortgagor’s cost.

15.7                         Exclusion

The amounts referred to in clause 15.1 (“Costs”) are not payable to the Security Trustee to the extent they are due to the wilful default or gross negligence of the Security Trustee.  It is not gross negligence or wilful default of the Security Trustee if duty is not paid in connection with a Finance Document unless a Mortgagor instructs the Security Trustee to pay the duty, places the Security Trustee in cleared funds to make the payment and the Security Trustee then fails to make the payment.

16                                   Application of money

16.1                         Application

Subject to clauses 16.3 (“Amount to be credited”) and 16.4 (“Contingent payments”) and to the extent permitted by law, money received in connection with this mortgage is to be applied in the manner and order determined in accordance with the terms of the Security Trust Deed.

16.2                         Order of Payment

The Security Trustee may use money received under this mortgage towards paying any part of the Secured Money the Security Trustee chooses, including by paying a later instalment before an earlier instalment.  This applies even if that part only falls due after the Security Trustee gives a notice of demand.

16.3                         Amount to be credited

In an application of money under clause 16.1 (“Application”) a Mortgagor is to be credited only with so much of that money as is actually received by the Security Trustee.  The credit dates from the time of receipt by the Security Trustee (including, where the Security Trustee has appointed a Receiver, the date the Receiver pays money to the Security Trustee).  This provision applies even if in exercising a power of sale the Security Trustee or a Receiver transfers the Secured Property of a Mortgagor and takes an Encumbrance to secure the unpaid balance of purchase money.

16.4                         Contingent payments

If the Security Trustee receives money in connection with this mortgage, it may deposit an amount not exceeding that part in an interest bearing deposit account on terms which the Security Trustee thinks fit and need not apply it towards satisfying the Secured Money.

17                                   Preservation of Security Trustee’s rights

17.1                         Rights and liabilities not affected

The liabilities under this mortgage of a Mortgagor and the rights under this mortgage of the Security Trustee, a Receiver or an attorney appointed under this mortgage are not affected by anything which might otherwise affect them at law or in equity including one or more of the following (whether occurring with or without the consent of a person):

(a)                                   the Security Trustee, a Security Beneficiary or another person granting time or other indulgence (with or without the imposition of an additional burden) to, compounding or compromising with, or wholly or partially releasing a Mortgagor or a Debtor or another person in any way;

(b)                                  laches, acquiescence, delay, acts, omissions or mistakes on the part of the Security Trustee, a Security Beneficiary or another person or any combination of them;

(c)                                   any variation or novation of a right of the Security Trustee, a Security Beneficiary, a Mortgagor, a Debtor or another person, or alteration of a document, in respect of a Mortgagor, a Debtor, the Security Trustee or a Security Beneficiary or another person, including an increase in the limit of or other variation in connection with the Secured Money;

(d)                                  the transaction of business, expressly or impliedly, with, for or at the request of a Mortgagor, a Debtor or another person;

(e)                                   changes which from time to time may take place in the membership, name or business of a firm, partnership, committee or association whether by death, retirement, admission or otherwise whether or not a Mortgagor, a Debtor or another person was a member;

(f)                                     the loss or impairment of a Collateral Security or a negotiable instrument;

(g)                                  an Encumbrance being void, voidable or unenforceable;

(h)                                  a person dealing in any way with an Encumbrance, guarantee, judgment or negotiable instrument (including taking, abandoning or releasing (wholly or partially), realising, exchanging, varying, abstaining from perfecting or taking advantage of it);

(i)                                      the death of any person or any person being or becoming Insolvent;

(j)                                      a change in the legal capacity, rights or obligations of a person;

(k)                                   the fact that a person is a trustee, nominee, joint owner, joint venturer or a member of a partnership, firm or association;

(l)                                      a judgment against a Mortgagor, a Debtor or another person;

(m)                                the receipt of a dividend after a person becomes Insolvent or the payment of a sum or sums into the account of a Mortgagor, a Debtor or another person at any time (whether received or paid jointly, jointly and severally or otherwise);

(n)                                  any part of the Secured Money being irrecoverable;

(o)                                  an assignment of rights in connection with the Secured Money;

(p)                                  the acceptance of repudiation or other termination in connection with the Secured Money;

(q)                                  the invalidity or unenforceability of an obligation or liability of a person other than a Mortgagor;

(r)                                     invalidity or irregularity in the execution of this mortgage by a Mortgagor or any deficiency in the powers of a Mortgagor to enter into or observe its obligations under this mortgage;

(s)                                   the opening of a new account by a Mortgagor or a Debtor or the operation of a new account;

(t)                                     any obligation of a Mortgagor, a Debtor or any other person being discharged by operation of law or otherwise; or

(u)                                  property secured under an Encumbrance being forfeited, extinguished, surrendered, resumed or determined.

17.2                         No merger with Mortgagor’s undertaking

The Security Trustee’s and each Security Beneficiary right to payment of the Secured Money arising in any way (including under a negotiable instrument or another contract with a Mortgagor or a Debtor) do not merge with a Mortgagor’s undertaking to pay the Secured Money under this mortgage.

17.3                         Other Encumbrances or judgments

This mortgage does not merge with, postpone, lessen or otherwise adversely affect, and is not adversely affected by, any of the following:

(a)                                   any Encumbrance or other right or remedy to which the Security Trustee or any Security Beneficiary is entitled; or

(b)                                  a judgment which the Security Trustee or any Security Beneficiary obtains against a Mortgagor or a Debtor in connection with the Secured Money.

The Security Trustee and each Security Beneficiary may still exercise its rights under this mortgage as well as under the judgment, other Encumbrance or the right or remedy.

17.4                         Current obligations

The Security Trustee may demand payment of the Secured Money and exercise its rights, powers and remedies under this mortgage even if a negotiable instrument, security, contract or other obligation relating to the Secured Money is still current or has not fallen due.

17.5                         Collateral Security not affected

This mortgage does not affect a Collateral Security or any other right, power or remedy of the Security Trustee or a Security Beneficiary at law or in equity.

17.6                         Security Trustee may retain documents

Until this mortgage is released in respect of all of the Secured Property, the Security Trustee may retain all instruments and documents of title deposited under this mortgage.

17.7                         No requirement to resort to other Encumbrances

Neither the Security Trustee nor any Security Beneficiary need resort to any other Encumbrance it holds for payment of the Secured Money before it resorts to this mortgage.

17.8                         No obligation to inquire

A purchaser from or other person dealing with the Security Trustee, a Security Beneficiary or any Receiver, or any attorney appointed under this mortgage or a person to whom is tendered for registration an instrument duly executed by any of them need not inquire:

(a)                                   whether the Secured Money is in fact owing or payable; or

(b)                                  whether default has occurred; or

(c)                                   whether a right, power or remedy which they have exercised or purported to exercise has been properly exercised; or

(d)                                  whether a Receiver has been properly appointed; or

(e)                                   about any other thing in connection with the exercise or purported exercise of a right, power or remedy.

17.9                         Title not affected by notice

The title of any person relying on this clause is not affected by express or constructive notice of anything in connection with the matters referred to in clauses 17.8(a) to 17.8(e) (inclusive).

17.10                  Liability not affected

The liability of a Mortgagor under this mortgage is not affected because:

(a)                                   any other person who was intended to become a co-surety or co-indemnifier for payment of the Secured Money has not done so or has not done so effectively; or

(b)                                  a person who is a co-surety or co-indemnifier for payment of the Secured Money is discharged under an agreement or under statute or a principle of law or equity.

17.11                  Claims that payments are void

If a claim is made that all or part of a payment, obligation, settlement, transaction, conveyance or transfer in connection with the Secured Money is void or voidable under law relating to Insolvency or the protection of creditors or for any other reason and the claim is upheld, conceded or compromised, then:

(a)                                   the Security Trustee and each Security Beneficiary is entitled immediately as against the Mortgagors to the rights in respect of the Secured Money to which it would have been entitled if all or that part of that payment, obligation, settlement, transaction, conveyance or transfer had not taken place; and

(b)                                  promptly on request from the Security Trustee, each Mortgagor agrees to do any act and sign any document to restore to the Security Trustee and each Security Beneficiary any Encumbrance (including this deed) or guarantee held by it from that Mortgagor immediately before that payment, obligation, settlement, transaction, conveyance or transfer.

18                                   Power of attorney

18.1                         Appointment

Each Mortgagor irrevocably as security for the payment of the Secured Money appoints the Security Trustee, each Authorised Officer of the Security Trustee, and each Receiver severally as its attorney for the purposes specified in clause 18.2 (“Scope of power”).

18.2                         Scope of power

Each attorney may at any time while the Security Trustee reasonably believes a Review Event, Potential Event of Default or Event of Default may be subsisting:

(a)                                   in the name of that Mortgagor or the attorney do anything which the Mortgagor may lawfully authorise an attorney to do in connection with this mortgage or the Secured Property or an Authorisation or which in the attorney’s opinion is necessary or expedient to give effect to any right, power or remedy conferred on the Security Trustee or a Receiver by this mortgage, by law or otherwise, (these things may be done in a Mortgagor’s name or in the name of any Authorised Officer in its capacity as attorney and they include signing and delivering documents, selling or transferring the Mortgaged Interest, starting, conducting and defending legal proceedings); and

(b)                                  delegate its powers (including, this power of delegation) to any person for any period and may revoke a delegation; and

(c)                                   exercise or concur in exercising its powers even if the attorney has a conflict of duty in exercising its powers or has a direct or personal interest in the means or result of that exercise of powers.

18.3                         Ratification

Each Mortgagor agrees to ratify anything done by an attorney or its delegate in respect of it in accordance with clause 18.2 (“Scope of power”).

19                                   Priority amount

For the purpose only of fixing priorities in accordance with section 282 of the Corporations Act between this mortgage and any other charge or mortgage given by a Mortgagor and without affecting any obligation of a Mortgagor under this mortgage, the prospective liabilities secured by this mortgage include the prospective liabilities of the nature specified below up to the maximum amount specified below:

Nature of liabilities:

(a)                                   the obligations of each Mortgagor and each Debtor to pay under each Guarantee and to pay and repay advances, including under the Finance Documents and to pay and repay the Secured Money;

(b)                                  the obligations of each Mortgagor and each Debtor to pay all amounts paid bank guarantees issued, including under the Finance Documents and to indemnity against all loss or liability in respect of them;

(c)                                   the obligations of each Mortgagor and each Debtor to pay interest, fees, indemnity amounts, costs, expenses and other amounts payable, including under a Finance Document;

(d)                                  the obligations of each Mortgagor and each Debtor to pay money under Hedge Agreements including following any close-out or termination of any of them;

(e)                                   the obligations of each Mortgagor and each Debtor to pay or reimburse the Security Trustee and each Security Beneficiary for any of its Costs, indemnities, increased costs or loss incurred, including in connection with the Finance Documents, including those of any attorney or any Receiver or other controller (as defined in the Corporations Act) appointed under this mortgage.

Maximum amount:               A$300,000,000

20                                   Notices

20.1                         Form of notice

Unless expressly stated otherwise in this mortgage, all notices, approvals, consents, certificates, waivers and other communications in connection with this mortgage:

(a)                                   may be given by a Mortgagor, the Security Trustee or an Authorised Officer of the relevant party; and

(b)                                  must be in writing, signed by an Authorised Officer of the sender and marked for attention as set out or referred to in the Details or, if the recipient has notified otherwise, marked for attention in the way last notified.

20.2                         Electronic delivery

Despite anything to the contrary in this clause 20, a communication to or by the Security Trustee:

(a)                                   may be given by means of a secure website access to which is restricted to the parties to the Finance Documents (and, where applicable, their financial and legal advisers) established by the Security Trustee or other electronic means in a manner and subject to rules established by the Security Trustee (after having consulted with the Majority of Financiers) and agreed with the Company; and

(b)                                  if so given, will be taken to be given or made in accordance with this clause 20.

20.3                         Delivery

They must be:

(a)                                   left at the address of the addressee; sent by prepaid ordinary post (airmail if posted to or from a place outside Australia) to the address of the addressee or sent by facsimile to the facsimile number at the address set out in the Details or if the addressee notifies another address or facsimile number then to that address or facsimile number; or

(b)                                  sent by electronic messaging system in accordance with a protocol approved by the parties to this mortgage.

20.4                         When effective

Unless a later time is specified in it a notice, approval, consent or other communication takes effect from the time it is received.

20.5                         Deemed receipt

A letter or facsimile is taken to be received:

(a)                                   in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting;

(b)                                  in the case of a facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient notified for the purpose of this clause; and

(c)                                   subject to clause 20.2 and clause 20.3, if by way of email, when a delivery receipt is received by the sender confirming that the email has been delivered to the recipient’s correct email address.

21                                   Encumbrances and assignment

A Mortgagor may not, without the consent of the Security Trustee, create or allow to exist an Encumbrance over or an interest in this mortgage or assign or otherwise dispose of or deal with its rights under this mortgage.

22                                   Miscellaneous

22.1                         Prompt performance

Subject to clause 22.17 (“Time of the essence”):

(a)                                   if this mortgage specifies when a Mortgagor agrees to perform an obligation, each Mortgagor agrees to perform it by the time specified; and

(b)                                  each Mortgagor agrees to perform all other obligations promptly.

22.2                         Consent

Each Mortgagor agrees to comply with all conditions in any accepted or relied upon consent the Security Trustee gives in connection with this mortgage.

22.3                         Certificate

A certificate signed by the Security Trustee or its solicitors about a matter or about a sum payable to the Security Trustee in connection with this mortgage is sufficient evidence of the matter or sum stated in the certificate unless the matter or sum is proved to be false.

22.4                         Exercise of rights

The Security Trustee, a Receiver or an attorney appointed under this mortgage may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy.  A single or partial exercise of a right, power or remedy by the person does not prevent a further exercise of that or an exercise of any other right, power or remedy.

Failure by the person to exercise or delay in exercising a right, power or remedy does not prevent its exercise.

22.5                         Waiver and variation

A provision of or a right created under this mortgage may not be waived or varied except in writing signed by the party or parties to be bound, and in all cases, the Security Trustee.

22.6                         Supervening legislation

Any present or future legislation which operates to vary the obligations of a Mortgagor in connection with this mortgage, the Secured Money or the Secured Property with the result that the Security Trustee’s rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

22.7                         Approvals and consent

The Security Trustee, a Receiver or an attorney appointed under this mortgage may give conditionally or unconditionally or withhold its approval or consent or make any determination under this deed in its absolute discretion, unless this mortgage expressly provides otherwise.

22.8                         Set off

At any time after an Event of Default, the Security Trustee may:

(a)                                   set off any amount due for payment by the Security Trustee to a Mortgagor against any amount due for payment by a Mortgagor to the Security Trustee under this mortgage; and

(b)                                  apply (without notice) any credit balance in any currency in any account of a Mortgagor with the Security Trustee towards satisfaction of any amount due for payment by a Mortgagor to the Security Trustee under this mortgage.

Each Mortgagor authorises the Security Trustee in the name of that Mortgagor or the Security Trustee to do anything (including, to execute any document) that is required for that purpose.

22.9                         Remedies cumulative

The rights, powers and remedies of the Security Trustee or a Receiver under this mortgage are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this mortgage.

22.10                  No liability for loss

Neither the Security Trustee nor a Security Beneficiary nor a Receiver is liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising, a right or remedy.

22.11                  Conflict of interest

The Security Trustee’s and any Receiver’s rights and remedies under this mortgage may be exercised even if this involves a conflict of duty or the Security Trustee or Receiver has a personal interest in their exercise.

22.12                  Security Trustee or Receiver in possession

If the Security Trustee exercises any right under this mortgage or at law to enter or take possession of the Secured Property, it:

(a)                                   has complete and unfettered discretion as to how the Secured Property is managed; and

(b)                                  is liable to account only for rents and profits actually received by it.

The same applies to any Receiver when acting as agent of the Security Trustee.

22.13                  Continuing security

This mortgage is a continuing security despite any intervening payment, settlement or other thing until the Security Trustee releases the Secured Property from this mortgage.

22.14                  Indemnities

Each indemnity in this mortgage is a continuing obligation, separate and independent from the other obligations of each Mortgagor and survives termination of this mortgage.  It is not necessary for the Security Trustee or a Security Beneficiary to incur expense or make payment before enforcing a right of indemnity conferred by this mortgage.

22.15                  Inconsistent law

To the extent permitted by law, this mortgage prevails to the extent it is inconsistent with any law.

22.16                  Superannuation legislation

If the Superannuation Industry (Supervision) Act 1993 (Cwlth) prohibits a Mortgagor from mortgaging any of the Secured Property, this mortgage does not extend to that Secured Property.

22.17                  Time of the essence

Time is of the essence of this mortgage in respect of an obligation of a Mortgagor to pay money.

22.18                  Confidentiality

All information provided to the Security Trustee by a Mortgagor under this mortgage is confidential to the Security Trustee, its employees, legal advisers, tax advisers, auditors and other consultants and may not be disclosed to any person except:

(a)                                   with the consent of that Mortgagor (such consent not to be unreasonably withheld or delayed); or

(b)                                  as required by any law, official directive of the Reserve Bank of Australia or required by any stock exchange; or

(c)                                   in connection with legal proceedings relating to this mortgage; or

(d)                                  if the information is generally and publicly available; or

(e)                                   to a person considering entering into (or who enters into) a Credit Swap with a Security Beneficiary involving credit events relating to a Mortgagor, a Debtor or any of their Related Entities; or

(f)                                     to a potential assignee, participant or sub-participant of a Security Beneficiary’s interests under a Finance Document or to any other person who is considering entering into contractual relations with a Security Beneficiary in connection with the Finance Documents; or

(g)                                  as permitted by another Finance Document; or

(h)                                  to any person if the Security Trustee considers it necessary to do so in order to exercise its power of sale without contravening the law; or

(i)                                      to a Security Beneficiary or Related Entity of the Secured Trustee or a Security Beneficiary, provided it agrees to act consistently with this clause 22.18.

22.19                  Each signatory bound

This mortgage binds each person who signs as Mortgagor even if another person who was intended to sign does not sign it or is not bound by it.

22.20                  Receipts

The receipt of a Receiver or an Authorised Officer of the Security Trustee releases the person paying money to the Receiver or the Security Trustee in connection with this mortgage from:

(a)                                   liability to enquire whether the Secured Money has become payable; and

(b)                                  liability for the money paid or expressed to be received; and

(c)                                   being concerned to see to its application or being answerable or accountable for its loss or misapplication.

23                                   Governing law, jurisdiction and service of process

23.1                         Governing law, jurisdiction

This mortgage is governed by the law in force in the place specified in the Details and the parties submit to the non-exclusive jurisdiction of the courts of that place.  Each party waives any right it has to object to an action being brought in these courts, including by claiming that the action has been brought in an inconvenient form or that those courts do not have jurisdiction.

23.2                         Service of process

Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 20 (“Notices”), or in the case of a Mortgagor, with its Process Agent.

23.3                         Appointment of Process Agent

(a)                                   Each Mortgagor irrevocably appoints the Process Agent as its process agent to receive any document in an action in connection with this mortgage.

(b)                                  If for any reason the Process Agent ceases to be able to act as process agent, each Mortgagor must promptly appoint another person in the place specified for governing law in the Details as process agent.

(c)                                   Each Mortgagor agrees that the service of documents on the Process Agent or any other person appointed under this clause will be sufficient service on it.

24                                   Counterparts

This mortgage may consist of a number of counterparts and the counterparts taken together constitute one and the same instrument.

25                                   Interpretation

25.1                         Definitions

The following words have these meanings in this mortgage unless the contrary intention appears.

Certificate means the certificate which evidences title to a Share.

Certificated Share means a Share forming part of the Secured Property, title to which is evidenced by a Certificate.

Collateral Security means a present or future Encumbrance (other than this mortgage), guarantee or indemnity given by a Mortgagor, a Debtor or another person to secure or otherwise provide for the payment of the Secured Money.

Debtor and Debtors means each of TOGA, Tipperary CSG, Tipperary, Slough USA, TOGC, Tipperary Pastoral and the Recourse Guarantor individually and every two or more of them jointly.  It includes their successors and assigns.

Deeds of Assignment mean each document described in schedule 3 (“Deeds of Assignment”).

Details means the section of this mortgage headed “Details”.

Future Shares means all Shares in or issued by each Relevant Person which, after the date of this mortgage, become owned legally or beneficially by a Mortgagor or by anyone (including a trustee, nominee, broker or agent) for a Mortgagor.

Guarantee means each “Guarantee” as defined in the Project Facilities Agreement and the document entitled “guarantee” as more particularly defined in the definition of US Security in the Project Facilities Agreement.

Issuer means a corporation which has issued Shares included in the Mortgaged Shares.

Mortgaged Documents means all the present and future right, title and interest of each Mortgagor in, to, under and in connection with:

(a)                                   each present and future agreement (whether written or not) between a Mortgagor and a Relevant Person) (whether or not there are other parties to such an agreement) under which an obligation to pay money is owed by a Relevant Person to a Mortgagor;

(b)                                  the Deeds of Assignment and the Project Support Deed; and

(c)                                   all present and future instruments (negotiable or otherwise) in connection with each such agreement or document referred to in paragraphs (a) and (b) including all choses in action existing at the date of this mortgage or which arise after that time in favour of a Mortgagor in connection with the agreements and documents described in paragraphs (a) and (b) above.

Mortgaged Interest means:

(a)                                   the Mortgaged Documents; and

(b)                                  all amounts and all obligations which at any time, for any reason or circumstance in connection with any agreement, transaction, engagement, document, instrument (negotiable or otherwise), event, act, omission, matter or thing whatsoever, whether at law, in equity, under statute or otherwise (and whether or not of a type within the contemplation of the parties at the date of this mortgage) are payable, are owing but not currently payable, are contingently owing, or remain unpaid, as the case may be, by a Relevant Person to a Mortgagor.

Mortgaged Shares means all of the Present Shares, the Future Shares and the New Rights of each Mortgagor.

Mortgagor and Mortgagors means each of Slough USA, TOGC and TOGA individually and every two or more of them jointly.  It includes their successors and assigns.

New Rights means:

(a)                                   all the right, title and interest of each Mortgagor in all money, dividends, interest, allotments, offers, benefits, privileges, rights, bonuses, Shares, stock, debentures, distributions or rights to take up securities; or

(b)                                  all rights of each Mortgagor consequent on any conversion, redemption, cancellation, reclassification, forfeiture, consolidation or subdivision; or

(c)                                   all rights of each Mortgagor consequent on a reduction of capital, liquidation or scheme of arrangement,

in connection with the Present Shares or Future Shares, present and future.

Present Shares means all the present and future right, title and interest of each Mortgagor to and in all Shares in or issued by each Relevant Person.

Process Agent means Allens, Arthur Robinson, Riverside Centre, 123 Eagle Street, Brisbane.

Project Facilities Agreement means the agreement named “Comet Ridge Project Facilities Agreement” dated on or about the date of this mortgage between the Debtors, the Mortgagors, the Security Trustee and others.

Receiver means a person or persons appointed under or by virtue of this mortgage as receiver or receiver and manager.

Relevant Person means each of TOGA, TCSG and Tipperary Pastoral.

Secured Money means all amounts which:

at any time;

for any reason or circumstance in connection with any agreement, transaction, engagement, document, instrument (whether negotiable or not), event, act, omission, matter or thing whatsoever;

whether at law, in equity, under statute or otherwise;

and whether or not of a type within the contemplation of the parties at the date of this mortgage:

(a)                                   are payable, are owing but not currently payable, are contingently owing, or remain unpaid, by any Mortgagor or Debtor to a Security Beneficiary; or

(b)                                  have been advanced or paid by a Security Beneficiary:

(i)                                      at the express or implied request of any Mortgagor or Debtor; or

(ii)                                   on behalf of any Mortgagor or Debtor; or

(c)                                   a Security Beneficiary is liable to pay by reason of any act or omission of any Mortgagor or Debtor or has paid or advanced in the protection or maintenance of the Secured Property or the security interest created by this mortgage following an act or omission by any Mortgagor or Debtor; or

(d)                                  are reasonably foreseeable as likely, after that time, to fall within any of paragraphs (a), (b) or (c) above.

A reference to Secured Money includes any part of it.

This definition applies:

(i)                                      irrespective of the capacity in which any Mortgagor or Debtor or a Security Beneficiary became entitled to, or is liable in respect of, the amount concerned;

(ii)                                   whether any Mortgagor or Debtor or a Security Beneficiary is liable as principal debtor or surety or otherwise;

(iii)                                whether any Mortgagor or Debtor is liable alone, or jointly, or jointly and severally with another person;

(iv)                               whether a Security Beneficiary is the original obligee or an assignee of the Secured Money and whether or not:

(A)                                the assignment took place before or after the delivery of this mortgage; or

(B)                                  any Mortgagor or Debtor consented to or was aware of the assignment; or

(C)          the assigned obligation was secured;

(v)                                  whether a Security Beneficiary is the original Security Trustee or an assignee of the original Security Trustee and whether or not any Mortgagor or Debtor consented to or was aware of the assignment and whether or not any of the Secured Money was previously unsecured; or

(vi)                               if any Mortgagor or Debtor is a trustee, whether or not it has a right of indemnity from the trust fund.

Secured Property means all of:

(a)                                   the Mortgaged Shares;  and

(b)                                  the Mortgaged Interests,

of each Mortgagor.

A reference to Secured Property includes any part of it.

Security Beneficiary has the meaning it has in the Security Trust Deed.  It includes the Security Trustee (for its own account or for the account of another Security Beneficiary).

Security Trust Deed means the deed named “Comet Ridge Project Security Trust Deed” made by the Security Trustee on or before the date of this deed.

Security Trustee means the person so described in the Details and includes their successors and assigns.

Security Notice means a notice in the form of schedule 2.

Share means shares, stock units or units in the capital of a company.

Slough USA means the person so described in the Details.

Subordination Deed means the deed so named between the Mortgagors, the Security Trustee and others dated on or about the date of this mortgage.

Taxes means taxes, levies, imposts, deductions, charges, withholdings and duties imposed by any authority (including, stamp and transaction duties), (together with any related interest, penalties, fines and expenses in connection with them), except if imposed on the overall net income of a Security Beneficiary.

TCSG means Tipperary CSG, Inc.

Third Party means each person other than a Mortgagor who is a party to or has obligations in connection with any Mortgaged Interest.

Tipperary Pastoral means Tipperary Pastoral Company Pty Limited.

TOGA means the person so described in the Details.

TOGA means Tipperary Oil & Gas (Australia) Pty Limited.

TOGC means the person so described in the Details.

Transfer means a transfer of the Mortgaged Shares executed by a Mortgagor (or the person who holds the Mortgaged Shares for a Mortgagor) as transferor.

Uncertified Share means a Share forming part of the Secured Property, title to which is not evidenced by a Certificate.

25.2                         Interpretation

In this mortgage unless the contrary intention appears:

(a)                                   a reference to this mortgage or another instrument includes any variation or replacement of any of them;

(b)                                  a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)                                law means common law, principles of equity, and laws made by parliament (and laws made by parliament include State, Territory, Commonwealth and United States State and Federal laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);

(d)                                the singular includes the plural and vice versa;

(e)                                the word “person” includes a firm, a body corporate, an unincorporated association or an authority;

(f)                                  a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)                                a group of persons is a reference to any two or more of them jointly and each of them individually;

(h)                                an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;

(i)                                    an agreement, representation or warranty of a Mortgagor or the Mortgagors binds the Mortgagors jointly and each of them individually but an agreement, representation or warranty of the Security Trustee binds the Security Trustee individually only;

(j)                                    a reference to an accounting term is to be interpreted in accordance with accounting standards under the Corporations Act and, if not inconsistent with those accounting standards, generally accepted principles and practices in Australia consistently applied by a body corporate or as between bodies corporate and over time;

(k)                                a reference to any thing (including the Secured Money, any other amount and the Secured Property) is a reference to the whole and each part of it and a reference to a group of persons (including, the Mortgagor and the Mortgagors) is a reference to all of them collectively, to any two or more of them collectively and to each of them individually;

(l)                                    an Event of Default, Potential Event of Default or Review Event subsists until it has been remedied to the satisfaction of the Security Trustee or waived in writing by the Security Trustee;

(m)                            Australian dollars, dollars $ or A$ is a reference to the lawful currency of Australia;

(n)                                the words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(o)                                the Corporations Act is a reference to the Corporations Act 2001 (Cwlth).

25.3                         Headings

Headings (including those in brackets at the beginning of paragraphs) are inserted for convenience and do not affect the interpretation of this mortgage.

25.4                         Cross-referred definitions

A term which has a defined meaning in (or by reference to another document in) the Security Trust Deed has the same meaning when used in this mortgage unless it is expressly defined in this mortgage when the meaning given to the term in this mortgage prevails.

25.5                         Payment of all the Secured Money

For the purposes of clauses 2.2 (“Agreement to reassign”), a reference to “payment of all the Secured Money” means when both:

(a)                                the Secured Money has been fully and finally repaid (and the Security Beneficiaries have ceased to have any commitments (including under any Hedge Agreements)); and

(b)                                the Security Trustee is satisfied that no transaction (including any payment) in connection with this deed or the Secured Money is capable of being avoided, restored or adjusted in a liquidation, compulsory or official management or similar process or under any law relating to Insolvency.

25.6                         Capacity of Security Trustee

The Security Trustee enters into this deed solely in its capacity as security trustee under the Security Trust Deed and the other parties to this deed acknowledge and agree that:

(a)                                the Security Trustee holds the benefit of this deed for the Security Beneficiaries on the terms of the Security Trust Deed and the Project Facilities Agreement;

(b)                                the Security Trustee is bound to act on the instructions given to it pursuant to the terms of the Project Facilities Agreement;

(c)                                any rights which a party may have against the Security Trustee under or in respect of this deed are not against the Security Trustee personally but against the Security Trustee solely in its capacity as trustee of the trust established under the Security Trust Deed; and

(d)                                the Security Trustee may not be called on and is not liable to satisfy any obligation or liability under or in connection with this deed except to the extent to which the Security Trustee is entitled to be indemnified out of the assets of the trust established under the Security Trust Deed provided that this paragraph (d) does not apply to any obligation or liability of the Security Trustee to the extent that it is not satisfied because under the Project Facilities Agreement or by operation of law there is a reduction in the extent of the Security Trustee’s indemnification or exoneration out of the assets of the trust established under the Security Trust Deed as a result of the Security Trustee’s fraud, gross negligence or wilful default.

EXECUTED as a deed.

Comet Ridge Project
Shareholder Deed of Security

Schedule 1 - (Clause 3.2) Notice of Assignment - Mortgaged Document or agreement

To:          [Third Party]

[Name of Chargor] [Description of Mortgaged Document/or agreement] -
(“Mortgaged Document”)

We refer to the Mortgaged Document. Terms having a defined meaning in (or by reference to another document in) the Deed (defined below) have the same meaning when used in this notice unless defined in this notice.

WE GIVE YOU NOTICE THAT:

1.                                      by a Shareholder Deed of Security (“Deed”) dated [   ] and made by us and [            ] in favour of [name of Security Trustee] (“Security Trustee”), we have charged and assigned to the Security Trustee as security for the payment of certain money our right, title and interest in, to and under the Mortgaged Document;

2.                                      you must promptly notify the Security Trustee of any default by us in the observance of our obligations under the Mortgaged Document of which you become aware and of any other event you become aware of which entitles or which, with the giving of notice, lapse of time or fulfilment of any other condition, would entitle you to exercise your rights under the Mortgaged Document to terminate the Mortgaged Document or to claim damages under the agreement or to rescind or accept a repudiation by us of the Mortgaged Document;

3.                                      the instructions contained in this notice cannot be revoked or varied by us except with written consent to that effect from the Security Trustee.

A reference to “Security Trustee” includes a reference to any successor, or assignee of the Security Trustee, including without limitation as may be notified to you.

The Security Trustee enters into this notice solely in its capacity as Security Trustee under the Security Trust Deed and the other parties to this notice acknowledge and agree:

•                                           the Security Trustee holds the benefit of this notice for the Security Beneficiaries on the terms of the Security Trust Deed and the Project Facilities Agreement (or other Relevant Agreement);

•                                           the Security Trustee is bound to act on the instructions given to it pursuant to the terms of the Project Facilities Agreement (or other Relevant Agreement); and

•                                           the Security Trustee has no obligations or liabilities under or in connection with this notice.

For

[Insert name of Chargor]

Dated

The terms of the notice set out above are confirmed by the Security Trustee.

For

[name of Security Trustee]

Dated

TO:      [name of Security Trustee]

We acknowledge receipt of the notice set out above and consent to the Deed and to the instructions contained in this notice.  We have received no notice of any right, title or interest in connection with the Mortgaged Document, other than the interests of the Security Trustee as contemplated by this notice.

For

[Third Party]

Dated

Comet Ridge Project

Shareholder Deed of Security

Schedule 2 - (Clause 26.1) Definition of Security Notice

[Date]

To:	[name of Security Trustee]
(“Security Trustee”)

Address:	[Address of Security Trustee]

SECURITY NOTICE

Under the Shareholder Deed of Security (“Deed”) dated [date] between [name of Mortgagor] (“Mortgagor”), [name of Security Trustee] (“Security Trustee”) and others, the Mortgagor notifies the Security Trustee and represents and warrants that:

1.                                        The following Shares constitute Future Security.

Name of Issuer	Share Certificate No	No of Shares	Class

2.                                        [We acquired the Shares through [name of broker].]

3.                                        All the Shares are fully paid up.

4.                                        The Mortgagor owns the Shares free from Encumbrance, other than the security granted in favour of the Security Trustee under the Deed.

We enclose:

[(a)                               the contract notes relating to our purchase of the Shares;]

(b)                                  a copy of the transfer form signed by us in respect of our purchase of the Shares;

(c)                                   the Certificates in respect of the Shares; and

(d)                                  the number of Transfers specified by you in respect of the Shares completed with the name of the Security Trustee as transferee and the consideration and date left blank.

If any of the above are not enclosed we undertake to forward them to you.

A term which has a defined meaning in the Deed has the same meaning when used in this Security Notice unless otherwise defined.

for [name of Mortgagor]

Comet Ridge Project
Shareholder Deed of Security

Schedule 3 - Deeds of Assignment

1                                           Assignment, Bill of Sale and Conveyance and dated 1 July 1996 between TOGC and Clovelly Oil Co., Inc.

2                                           Assignment, Bill of Sale and Conveyance and dated 1 January 1997 between TOGC and Nationsbank of Texas, NA, trustee for trusts #1190 and #1191.

3                                           Assignment, Bill of Sale and Conveyance and dated 1 January 1997 between TOGC and Nationsbank of Texas, NA, trustee for trusts #1362, #1363 and #1364.

4                                           Assignment, Bill of Sale and Conveyance and dated 1 January 1997 between TOGC and Amerind Oil Company.

5                                           Agreement and Assignment, Conveyance and Bill of Sale dated 1 October 1997 between TOGC and TOGA.

6                                           Assignment, Bill of Sale and Conveyance and dated 1 January 2000 between Tipperary and Ray W. Williams.

7                                           Assignment, Bill of Sale and Conveyance and dated 1 January 2000 between Tipperary and William I. Isaac.

8                                           Assignment, Bill of Sale and Conveyance and dated 1 January 2000 between Tipperary and William D. Kennedy.

9                                           Agreement and Assignment, Conveyance and Bill of Sale dated 1 January 2000 between TOGC and Tipperary.

10                                     Agreement and Assignment, Conveyance and Bill of Sale dated 1 January 2000 between TOGC and TOGA.

11                                     Assignment, Bill of Sale and Conveyance and dated 1 June 2000 between Tipperary and Elisa A. Stoner.

12                                     Agreement and Assignment, Conveyance and Bill of Sale dated 1 June 2000 between TOGC and Tipperary.

13                                     Agreement and Assignment, Conveyance and Bill of Sale dated 1 June 2000 between TOGC and TOGA.

14                                     Assignment, Bill of Sale and Conveyance and dated 1 March 2001 between TOGC and Deane H. Stoltz.

15                                     Assignment, Bill of Sale and Conveyance and dated 1 March 2001 between TOGA and Alexander Kaspar.

16                                     Agreement and Assignment, Conveyance and Bill of Sale dated 1 March 2001 between TOGC and TOGA.

17                                     Assignment, Bill of Sale and Conveyance and dated 1 January 2002 between Tipperary and The Byron L. Keil and Mary Ann Keil Revocable Trust.

18                                     Assignment, Bill of Sale and Conveyance and dated 1 January 2002 between Tipperary and The Kristinell Keil Young 1992 Irrevocable Trust.

19                                     Assignment, Bill of Sale and Conveyance and dated 1 January 2002 between Tipperary and The Byron L. Keil, II 1992 Irrevocable Trust.

20                                     Assignment, Bill of Sale and Conveyance and dated 1 January 2002 between Tipperary and The Karen Keil Senter 1992 Irrevocable Trust.

21                                     Assignment, Bill of Sale and Conveyance and dated 1 April 2002 between TOGC and Delta Petroleum Corporation.

22                                     Tipperary CSG Assignment.

Comet Ridge Project
Shareholder Deed of Security

Signing page

DATED: 9 June 2004

Mortgagors

SIGNED, SEALED AND	)
DELIVERED by	)
)
as attorney for SLOUGH ESTATES	)
USA INC. under	)
power of attorney	)
dated	)
in the presence of:	)
)
)
)
Signature of witness	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
Name of witness (block letters))

SIGNED SEALED AND	)
DELIVERED as a DEED	)
by SLOUGH ESTATES USA INC.	)
by Marshall D. Lees, President and	)
attested by Randall Rohner	)
)
)
	)	/s/ MARSHALL LEES
/s/ RW ROHNER	)	Signature of Marshall D Lees
Randall Rohner	)

SIGNED, SEALED AND	)
DELIVERED by	)
DAVID BRADSHAW	)
as attorney for TIPPERARY OIL &	)
GAS CORPORATION under	)
power of attorney	)
dated 1 JUNE 2004)
in the presence of:	)
)
)
/s/ D. PADMORE	)	/s/ David L. Bradshaw
Signature of witness	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
DEANNE ELIZABETH PADMORE	)
Name of witness (block letters))

SIGNED, SEALED AND	)
DELIVERED by	)
)
as attorney for TIPPERARY OIL	)
& GAS (AUSTRALIA) PTY	)
LIMITED under power of attorney	)
dated	)
in the presence of:	)
)
)
)
Signature of witness	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
)
Name of witness (block letters))

EXECUTED by TIPPERARY OIL	)
& GAS (AUSTRALIA) PTY	)
LIMITED in accordance with section	)
127(1) of the Corporations Act by	)
authority of its directors:	)
)
)
/s/ DAVID L. BRADSHAW	)	/s/ RICHARD A. BARBER
Signature of director	)	Signature of director

)
DAVID BRADSHAW	)	RICHARD BARBER
Name of director (block letters))		Name of director (block letters)

Security Trustee

SIGNED, SEALED AND	)
DELIVERED by LEE SUTTON	)
)
as attorney for ANZ FIDUCIARY	)
SERVICES PTY LTD under power	)
of attorney	)
dated 8 June 2004)
in the presence of:	)
)
)
/s/ D MACFARLANE	)	/s/ LEE SUTTON
Signature of witness	)	By executing this deed the attorney states that the attorney has received no notice of revocation of the power of attorney
)
)
DUNCAN MACFARLANE	)
Name of witness (block letters))